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                                                                  EXHIBIT 10.23

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July 28, 1998

Jeffrey W. Church
14827 Michele Drive
Gleneig, MD 21737

Dear Jeff:

It is with great pleasure that we extend an offer of employment to you for the position of Chief Financial Officer. We were all very impressed with your background and experience and we believe that you would be a valuable addition to the GenVec team. In this position, you will report to Paul H. Fischer, President and CEO.

The specific terms of this offer are detailed in the enclosed schedule. As discussed, your start date is on August 24, 1998. Two copies of the GenVec Confidentiality, Invention and Non-Compete Agreement that must be signed by each GenVec employee are enclosed.

If the terms of this offer are acceptable to you, please sign and date both copies of the enclosed schedule and the GenVec Confidentiality, Invention, and Non-Compete Agreement, keep one of each for yourself and return the other to me.

This letter and schedule, along with the GenVec Confidentiality, Invention and Non-Compete Agreement, set forth the terms of your employment with GenVec and supersedes any prior representations or agreements, whether written or oral. This agreement may not be modified or amended except by a written agreement, signed by an officer of GenVec and by you.

Sincerely,

/s/ Paul H. Fischer, Ph.D.
Paul H. Fischer, Ph.D.
President and CEO

enc.

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                                 GenVec, Inc.
                         Terms of At-Will Employment

Employee Name:     Jeffrey W. Church

Position:          Chief Financial Officer

Start Date:        August 24, 1998

Business Hours:    8:30 a.m. - 5:30 p.m.

Salary:            $175,000 per year, to be paid in semi-monthly installments

Bonus: It is anticipated that a performance bonus of up to 25% may be applicable at the end of the calendar year and if performance milestones are achieved.

Equity: A new hire grant of 70,000 stock options to purchase shares of Common Stock at a strike price equal to the fair market value as determined by the Board of Directors as of the date of grant will be recommended for Board ratification. Such options will be issued under and subject to the terms and conditions of the Company's Amended and Restated 1993 Stock Option PLan and will begin vesting as of the date of hire.

Salary
Continuation:      Should employment be terminated for any reason other than
                   for cause, salary would continue to be paid for a period of six (6) months from the effective date of such termination. Payments made thereunder would cease if permanent employment is found at the same or greater salary during the 6-month period.

Benefits:          Three (3) weeks vacation.

                   Holidays, as set forth in the company's holiday schedule as well as one (1) personal day, allocated and defined in the Employee Handbook.

                   Health Insurance - Health/dental insurance is provided by American Medical Security Health Insurance Company. This is a PPO system. GenVec covers 80% of the premium cost for each employee.

                   Disability - Short term and long term disability provided

                   Life Insurance - GenVec covers the cost of life insurance to a maximum of $50,000 payout to beneficiaries.

                   Section 125 Plan - GenVec provides for pre-tax withdrawal of employee's salary to cover costs for items such as medical insurance premiums, medical reimbursement and licensed dependent care.

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                   Tuition reimbursement - After 90 days of employment and
                   approval from the employee's manager, GenVec will reimburse the employee for approved courses in accordance with terms listed in the Employee Handbook.

                   401(k) Plan - After six (6) months of employment and at the open enrollment period, an employee, age 21 years or greater and who has worked at least 1,000 hours is eligible to participate in GenVec's 401(k) Plan. Employee contribution is limited to 15% of base salary or to a maximum of $10,000 per year, per Federal law.

At-Will
Employment:        You should be aware that your employment with GenVec is
                   for no specified period and constitutes at-will employment.
                   As a result, you are free to resign at any time, for any reason or for no reason. Similarly, GenVec is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Agreed to and Accepted By:


/s/ Jeffrey C. Church                      July 29, 1998
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Jeffrey C. Church                      Date